EXHIBIT 15.1

True Leaf Receives Nearly $1 Million CAD in Proceeds Through Successful Warrant Exercise

VERNON, British Columbia, May 02, 2019 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced it has received gross proceeds of $914,442.73 CAD from the exercise of warrants prior to their expirations on April 21, 2019.

There were 2,575,895 warrants exercised from the $0.355 acceleration of the warrants.

“True Leaf is proud to have strong support from our investor community as demonstrated by the successful warrant exercise,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “This additional capital will strengthen our balance sheet and allow us to continue to execute on our growth plans, including bringing a legally-compliant CBD product for pets to market and expanding our global distribution, including entering new markets in the Asia Pacific region and Australia.”

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson (US)
KCSA Strategic Communications
pcarlson@kcsa.com
O: 212-896-1233

Scott Eckstein (US)
KCSA Strategic Communications
seckstein@kcsa.com
O: 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf PetInstagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.